Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214689) and Form S-8 (No. 333-191894, 333-209680 and 333-213095) of Endurance International Group Holdings, Inc. of our reports dated February 24, 2017, relating to the consolidated financial statements and the effectiveness of Endurance International Group Holdings, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Endurance International Group Holdings, Inc. for the year ended December 31, 2016.
/s/ BDO USA, LLP
BDO USA, LLP
Boston, Massachusetts
February 24, 2017